Exhibit 10.3

DELIVERED VIA DOCUSIGN

March 9, 2020

Carlos Campoy

campoyce@gmail.com

Dear Carlos,

On behalf of Cytomx Therapeutics (“CytomX” or the “Company”), I am pleased to offer you an exempt position of Senior Vice President, Chief Financial Officer, reporting directly to me.

Total Rewards:  Compensation

Your base salary will be paid at the rate of $38,750.00 per month ($465,000.00 annualized) less payroll deductions and all required withholdings. You will be eligible to receive CytomX’s complete package of benefits and discretionary bonus program that is made available to all of the Company’s full-time employees. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

Total Rewards:  Target Bonus

You will be eligible to receive a pro-rated target discretionary annual bonus of 40.0% of your base salary, based on the Company’s performance and your individual performance, subject to CytomX’s policy for paying annual bonuses set forth in CytomX’s Employee Handbook, as may be amended from time to time. Employees who start employment on or after November 1 of the year are not eligible for the discretionary annual bonus for the same performance year. Whether the Company awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Total Rewards:  Equity

Subject to approval by the Board, you will be granted an option to purchase 350,000 shares of the Company’s common stock, subject to the terms and conditions of the equity incentive plan and a stock option grant notice and agreement that will be provided to you. The grant agreement will include a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first.

Total Rewards:  Additional Benefits

In addition to your compensation package, you will receive the following:

Sign-On Bonus:  Payable upon your first pay check you will receive a one-time sign-on bonus payment of $150,000.00, net, exclusive of all taxes (at marginal tax rates), deductions, and withholdings. You are required to repay the Sign-On Bonus to the Company per the following terms if you terminate your employment with the Company without Good Reason, or are terminated for cause, within the first twenty-four (24) months of your employment. “Good Reason” and “Cause” are defined in the Amended and Restated Severance and Change of Control Agreement.

•	Repayment of 100% of the advance should you leave before completing 12-months of continuous active service
•	Repayment of 50% of the advance should you leave after completing 12-months but before completing 24-months of continuous active service.

You authorize the Company to deduct such amounts from any wages, vacation pay, expense reimbursements or other compensation due to you upon termination of employment, subject to the requirements of applicable law. You agree to repay to the Company any remaining amounts owed by you that are not satisfied by such deductions within sixty (60) days following your employment termination date.

Confidentiality

As a CytomX employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Arbitration

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that such dispute shall be resolved by final and binding arbitration in San Francisco, California conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. Your employment will be governed by the laws of California, without regard to the conflict of law rules thereof. The parties acknowledge and agree that they are each waiving their rights to a jury trial in favor of having their disputes resolved by final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration include but are not limited to any statutory claims under any state or federal law, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and any statutory or common law claims for unpaid wages, commissions, bonus or other compensation. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. The Company will pay all arbitration fees and costs, including, but not limited to, the individual arbitrator’s fees and costs and the fees and costs of JAMS.

Acknowledgements

By signing below, you agree that your employment with CytomX is “at will,” which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying CytomX, and likewise, CytomX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. The Company reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships.

This letter, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your agreement with CytomX. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your agreement terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

Please sign and date this letter and return it to the Company by 5:00 PM Pacific Standard Time, Tuesday, March 10, 2020, if you wish to accept employment at CytomX under the terms described above.

We welcome you to the CytomX team and look forward to your contribution to the Company’s success.

Sincerely,

/s/Sean McCarthy
Sean McCarthy, D.Phil.
President, Chief Executive Officer and Chairman

Accepted:

/s/Carlos Campoy	03/23/2020
Carlos Campoy	Start Date

3/9/2020
Signature Date